Exhibit 5.1

North America Europe Asia	35 W. Wacker Drive Chicago, IL 60601 T +1 312 558 5600 F +1 312 558 5700

August 27, 2020

TreeHouse Foods, Inc.

2021 Spring Road, Suite 600

Oak Brook, Illinois 60523

Re:	Form S-3 Registration Statement (File No. 333-248399)

Ladies and Gentlemen:

We have acted as counsel to TreeHouse Foods, Inc., a Delaware corporation (the “Company”), and the Subsidiary Guarantors (as defined below) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the registration statement on Form S-3 (File No. 333-248399) (the “Registration Statement”) filed with the Commission on August 25, 2020, relating to the offering from time to time, together or separately and in one or more series (if applicable), of an indeterminate amount of various securities of the Company, including senior notes, (ii) the prospectus dated August 25, 2020 forming a part of the Registration Statement (the “Base Prospectus”), (iii) the preliminary prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on August 25, 2020 and (iv) the final prospectus supplement dated August 25, 2020 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on August 26, 2020 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) in connection with the offering by the Company of $500.0 million aggregate principal amount of 4.000% Senior Notes due 2028 (the “Notes”) and the related guarantees thereof (the “Guarantees”) by Bay Valley Foods, LLC, a Delaware limited liability company, Sturm Foods, Inc., a Wisconsin corporation, TreeHouse Foods Services, LLC, a Delaware limited liability company, Associated Brands, Inc., a New York corporation, S.T. Specialty Foods, Inc., a Minnesota corporation, TreeHouse Private Brands, Inc., a Missouri corporation, American Italian Pasta Co., a Delaware corporation, Linette Quality Chocolates, Inc., a Georgia corporation, Ralcorp Frozen Bakery Products, Inc., a Delaware corporation, Cottage Bakery, Inc., a California corporation, The Carriage House Companies, Inc., a Delaware corporation, Protenergy Holdings, Inc., a Delaware corporation, and Protenergy Natural Foods, Inc., a Delaware corporation (collectively, the “Subsidiary Guarantors”). The Notes and the Guarantees will be sold pursuant to the Underwriting Agreement, dated August 25, 2020 (the “Underwriting Agreement”), by and among the Company, the Subsidiary Guarantors and J.P. Morgan Securities LLC, as representative of the several underwriters named in Schedule 1 thereto.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including the (i) Registration Statement, (ii) the Prospectus, (iii) the Indenture, dated as of March 2, 2010, by and among the Company, the Subsidiary Guarantors, and Wells Fargo Bank, N.A., as trustee (the “Base Indenture”), (iv) the Form of Indenture, filed as an exhibit to the Registration Statement (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), (v) the form of Notes and a specimen of the certificates representing the Notes and (vi) the Underwriting Agreement. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We also have assumed the due authorization of such documents by all requisite action, corporate or otherwise, and the due execution and delivery of such documents by the Subsidiary Guarantors organized under the laws of Georgia, Missouri, Minnesota and Wisconsin. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Subsidiary Guarantors and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Notes, when issued and paid for in accordance with the Underwriting Agreement and the Indenture, will constitute legal, valid and binding obligations of the Company and the Guarantees will constitute legal, valid and binding obligations of the Subsidiary Guarantors, enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and equitable principles that may limit the right to specific enforcement of remedies.

The foregoing opinion is limited to the laws of the State of New York, the laws of the State of California, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion with respect to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on August 27, 2020 and its incorporation by reference into the Registration Statement and to the reference to our firm under the caption “Validity of the Securities” in the Base Prospectus and “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP